EXHIBIT 99.1

COMERICA ESTABLISHES NEW DIVISION TO BUILD, SUSTAIN BRAND

Vice Chairman John D. Lewis Will Lead
External Affairs & Community Relations Division

DETROIT/July 21, 2003 — A new External Affairs & Community Relations Division led by Vice Chairman John D. Lewis will be responsible for building and sustaining the Comerica brand, and managing its corporate citizenship activities, in all of Comerica’s markets. The new division will include Corporate Communications, Corporate Marketing, Public Affairs, the Comerica Charitable Foundation, Comerica Contributions Committee and the Quality Department. The new division was announced today by Ralph W. Babb Jr., chairman, president and chief executive officer of Comerica Incorporated.

“These functions — communications, marketing, public affairs, contributions and quality — build and sustain our brand. As Comerica moves toward a unified product line and multi-state banking capabilities, it will be critical that we have a cohesive brand in all the markets we are in throughout the United States. Given John’s extensive experience here at Comerica, including spearheading our move into Texas and California, he is the best individual for this new position,” Babb said.

“Equally important to Comerica is our standing as a good corporate citizen in all of our markets. John also will be responsible for managing Comerica’s corporate citizenship, including the volunteer and capital resources we deploy, in all of the communities in which we operate,” Babb said.

Lewis, a 33-year veteran of Comerica, has held management positions in human resources, controller, corporate planning and development, private banking, retail banking and affiliate banking. Lewis was instrumental in expanding Comerica’s operations into Texas and California in the 1980s.

Most recently, Lewis managed the Individual & Investment Bank for Comerica, which now will be divided into two divisions: Small Business and Personal Financial Services, and the new Wealth and Institutional Management Division. Both divisions will report to Babb.

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COMERICA ESTABLISHES NEW DIVISION TO BUILD, SUSTAIN BRAND — 2

“We want to achieve more balance between our retail and corporate businesses in all of our markets, and this new structure will enable us to focus even more on our retail operations,” Babb said.

“I am excited about this new position,” Lewis said. “Our brand is a strong one and, as Comerica expands its footprint, great opportunities exist for us to build on the solid brand recognition we have in Michigan and increase the recognition in all of our markets. That’s the challenge that lies before us. In addition, I am looking forward to ensuring that Comerica builds on its strong reputation as a good corporate citizen in all of our communities.”

Lewis, 54, is an active volunteer in the Detroit community. He is a trustee of the Detroit Institute of Arts Founders Society and chairman of the Development Committee. He serves as director and vice chairman of Oakwood Healthcare Incorporated, as director and past chairman of New Detroit, Inc., and as director of the Greater Detroit Area Health Council (GDAHC). Currently, he is co-chair of the GDAHC Future Directions Task Force. He also is a member of the Wayne State University Foundation, Dominican High School Board and The Economic Club of Detroit.

Lewis also is vice chair of the Bank Administration Institute and a member of the Financial Services Roundtable.

Comerica Incorporated (NYSE: CMA) is a financial services company headquartered in Detroit. Comerica focuses on relationships, and helping people and businesses be successful. Comerica reported total assets of $59 billion at June 30, 2003. To receive e-mail alerts of breaking Comerica news, go to www.comerica.com/newsalerts.

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Media Contacts:	Investor Contacts:
Sharon R. McMurray	Helen L. Arsenault
(313) 222-4881	(313) 222-2840

Wayne J. Mielke	Judith M. Chavis
(313) 222-4732	(313) 222-6317